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                                                                     EXHIBIT F-1

                                  March 6, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:      Xcel Energy Inc.
         Amendment No. 8 to Application-Declaration, File No. 70-9635

Dear Sir or Madam:

         I deliver this opinion to you for filing as Exhibit F-1 to Amendment No. 8 to the Application-Declaration referenced above (the "Post-Effective Amendment"). Briefly stated, Xcel Energy Inc. (the "Applicant") is seeking authority for financings by Xcel for the purposes of acquiring, or funding the operations of, EWGs and FUCOs, for the period through September 30, 2003 (the "Authorization Period").

         I am a member of the bar of Minnesota, the place of organization of the Applicant. I am not a member of the bar of any other state of the United States in which the Applicant is qualified to do business and do not hold myself out as an expert in the laws of such states, although I have consulted and will consult with counsel to the Applicant who are experts in such laws. For purposes of this opinion, to the extent I deemed necessary, I have relied on advice from counsel employed or retained directly or indirectly by the Applicant.

         In connection with this opinion, I or attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to my satisfaction, of such records and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions expressed in this letter. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon statements contained in the Post-Effective Amendment.

         The opinions expressed below are limited to the Applicant and each of its subsidiaries and associate companies and subject to the following assumptions, qualifications, limitations, conditions and exceptions:

         (a) The Commission shall have duly entered an appropriate order or orders with respect to the proposed transactions, as described in the Post-Effective Amendment, permitting the Post-Effective Amendment to become effective under the Act and the rules and regulations thereunder, and the proposed transactions are consummated in accordance with the Post-Effective Amendment and the Commission's orders.


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         (b) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed below.

         (c) With respect to the Applicant and each of its subsidiaries and associate companies, appropriate corporate actions will have been taken by both the issuer and acquirer of the securities contemplated by the Post-Effective Amendment and the documents transferring the securities will have been duly authorized, executed and delivered with all appropriate transfer or other taxes paid.

         (d) The Applicant and each of its subsidiaries and associate companies involved in the proposed transactions will at the time of the proposed transactions be validly incorporated or a validly formed business entity in the jurisdiction in which it is domiciled.

         Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, it is my opinion that, with respect to the Applicant and each of its subsidiaries and associate companies, in the event the proposed transactions are consummated in accordance with the Post-Effective Amendment:

         (a) all state laws applicable to the proposed transactions will have been complied with;

         (b) the issuer of any securities proposed in the Post-Effective Amendment is validly organized and duly existing;

         (c) any security issued, in the case of stock, is, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the charter or other document defining such rights and privileges and, in the case of debt, is valid and binding obligation of the issuer or guarantor in accordance with its terms;

         (d) the Applicant will legally acquire any securities or assets subject to the Post-Effective Amendment; and

         (e) the consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by the Applicant or any of its subsidiaries and associate companies.


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         I hereby consent to the filing of this opinion as an exhibit to the
Post-Effective Amendment.

                                         Very truly yours,


                                         /s/ Gary R. Johnson
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                                         Gary R. Johnson
                                         Vice President and General Counsel